Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TheStreet, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-189503, No. 333-145295 and No. 333-185023) of TheStreet, Inc. of our report dated March 20, 2017 relating to the consolidated financial statements and financial statements schedule of TheStreet, Inc., which appear in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
March 20, 2017